UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 18, 2008

Date of report (Date of earliest event reported)

ConAgra Foods, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-7275	47-0248710
(Commission File Number)	(IRS Employer Identification No.)

One ConAgra Drive
Omaha, NE	68102
(Address of Principal Executive Offices)	(Zip Code)

(402) 595-4000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On April 18, 2008, the Board of Directors of ConAgra Foods, Inc. (the “Company”) authorized a plan designed to improve the efficiency of the Company’s Consumer Foods and related functional organizations. This activity is the extension of a plan adopted on February 14, 2008 by the Board of Directors to streamline the Company’s international operations. Together, these actions are intended to reduce manufacturing and selling, general and administrative costs, and improve operating margins. Prior to the Board’s action on April 18, 2008, the level of cash and non-cash accounting charges expected to be incurred to execute the program was not material. As a single program, the Company expects to incur the following charges:

Type of Cost	Estimate
(in millions)
Inventory write-downs	$ 2
Impairments	1
Severance and related costs	22
Contract termination	6
Plan implementation costs	3
Other, net	6

Total estimate	$40

Included in these estimates are approximately $39 million of charges that have resulted or will result in cash outflows. The plan is expected to be substantially implemented within 12 months.

Item 7.01 Regulation FD Disclosure.

Savings expected to be generated from the plan described in Item 2.05 of this Form 8-K are a component of the selling, general and administrative reductions assumed in the Company’s most recently released fiscal year 2009 guidance for earnings from continuing operations of at least $1.55 per share, excluding any items impacting comparability.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONAGRA FOODS, INC.

Date: April 22, 2008	By: /s/ Colleen Batcheler
Name: Colleen Batcheler
Title: Senior Vice President, General Counsel and Corporate Secretary